CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in the General Form for Registration of Securities of Small Business Issuers on Form 10-SB of our report dated October 13, 1999, on our audit of the financial statements of Millenium Holding Group, Inc. as of September 30, 1999 and for the nine months then ended.

We also consent to the use in the General Form for Registration of Securities of Small Business Issuers on Form 10-SB of our report dated February 16, 1999, on our audits of the financial statements of Amex Systems Corporation Inc. as of December 31, 1998 and 1997 and for the years then ended.



                                           DANA F. COLE & COMPANY

Lincoln, Nebraska
December 7, 1999